FOR RELEASE 7am EST

Stockgroup Announces Share Buy Back of up to

1.6 million Shares

New York, NY. May 18, 2005 – Stockgroup Information Systems Inc., (OTCBB:SWEB, TSX-V:SWB) today announced acceptance by the TSX Venture Exchange (the "TSX.V") of Stockgroup’s Notice of Intention to make a Normal Course Issuer Bid through the facilities of the Exchange to purchase up to 5% of the Company’s shares.

Stockgroup Information Systems proposes to repurchase, from time to time, until May 18, 2006 up to $500,000 USD (Approximately $625,000 CDN) worth of common shares, represent approximately 1.6 million shares if purchased in the US$0.32 / C$0.42 range. Stockgroup has not made previous purchases of common shares.

The Board of Directors and management of Stockgroup believe that based on current positive industry trends, recent peer acquisitions at significantly higher multiples than Stockgroup’s valuation, coupled with the Company’s strengthening financial position that the Company’s shares are undervalued.

As such, the proposed purchases are in the best interests of the Company and are a desirable use of corporate funds. Purchases through the facilities of the Venture Exchange could commence as early as May 23, 2005.

As of May 17, 2005, Stockgroup had 34,075,346 issued and outstanding common shares. All common shares purchased by Stockgroup pursuant to the TSX.V normal course issuer bid (Policy 5.6) will be cancelled. The TSX.V normal course issuer bid will expire on May 18, 2006.

Annual General Meeting

Stockgroup’s annual general meeting was held May 11, 2005. The results are summarized as follows:

	For	Against	Withheld

1. Election of Directors:

Jeff Berwick – Re-elected	16,801,698	N/A	1,271,793
David Caddey – Re-elected	18,021,698	N/A	51,793
Lee deBoer - Re-elected	18,021,098	N/A	52,393
Les Landes - Re-elected	16,801,698	N/A	1,271,793
Marcus New - Re-elected	16,802,698	N/A	1,270,793
Patrick Spain – Elected	18,021,648	N/A	51,843

2. Amendment to Employee Stock Option Plan:

Reduce minimum vesting period from
two years to one year – Approved by
disinterested shareholders	3,098,622	1,472,612	11,518

FOR RELEASE 7am EST

About Stockgroup Information Systems Inc.

Stockgroup Information Systems Inc. utilizes an information technology platform to provide a complete financial data source. The company provides a) access to financial information for investors, investment advisory firms and media organizations and b) access to very specific demographics for advertisers.

A) Licensing services: Stockgroup employs its proprietary technologies to enable licensors to provide financial data and software applications to their clients and employees at a fraction of the cost of traditional internal methods.

B) Advertising: Stockgroup maintains two major websites StockHouse and Smallcapcenter, along with several other specialty sites. These sites receive over 65 million page views and have over 600,000 unique visitors per month. Due to the high traffic, and specific demographics on visiting these sites, companies and media buyers see a high value in advertising through Stockgroup.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com.

Contact:

Investor Relations

The Howard Group

David Gordon/Grant Howard

1.888.221.0915

This release has neither been approved nor disapproved by the TSX.

This document contains forward-looking statements, including, in particular, statements about Stockgroup Information Systems Inc’s plans, strategies and prospects. These have been based on the Company's current assumptions, expectations and projections about future events.

Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that results anticipated in the forward-looking statements will be achieved. These forward-looking statements include risks and uncertainties. These risks and uncertainties include, among other things, market conditions, industry uncertainty and other factors.